Exhibit 10.6

REVISED 2011 BONUS COMPENSATION PLAN FOR SENIOR MANAGEMENT

RATIFIED BY THE BOARD MAY 4, 2011

•	Eligible Executives (6): CEO, CPO, CFO, SVP-GMs(2) and SVP-Business Development

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Bonus pool is funded by achievement of payout targets and maximum achievement, with pro-rata payment for achievement with a floor of 95% of revenue targets and 80% of operating profit targets as noted in tables below.

•	Bonus target payouts based on a percentage of base salary.

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Bonus are weighted 40% for the first half of the year and paid at close of audited review following Q2 and are weighted 60% for the second half of the year and paid at the close of audited financials following Q4.

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Payout to eligible executives will be based 60% on Consolidated Revenue and 40% on non-GAAP Income from Operations for all but SVP-Business Development where it will be based 60% on Net Revenue for the relevant Cafepress business lines and 40% on non-GAAP Income from Operations for that same business line.

The Objective Targets against which bonus compensation award will be determined by the Compensation Committee of the Board of Directors.

CEO, CPO, CFO: 37.5% target payout, 70% maximum payout

SVP-GMs: 30% target payout, 40% maximum payout

SVP-Business Development: 25% target payout, 35% maximum